Exhibit 99.1

NYSE: MMP
______________________________________________________________________

Date:	June 10, 2021

Contact:	Investors:	Media:
	Paula Farrell	Bruce Heine
	(918) 574-7650	(918) 574-7010
	paula.farrell@magellanlp.com	bruce.heine@magellanlp.com
Magellan Midstream Announces Sale of Independent Terminals

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today an agreement to sell its independent terminals network comprised of 26 refined petroleum products terminals with approximately 6 million barrels of storage located primarily in the southeastern U.S. to Buckeye Partners, L.P. for $435 million.
“The sale of our independent terminals demonstrates Magellan’s continued focus on utilizing all available options, including optimization of our asset portfolio, to maximize unitholder value,” said Michael Mears, chief executive officer. “We would like to express Magellan’s gratitude to all employees dedicated to these facilities for their contributions and efforts through the years.”
The sale is expected to close upon the receipt of required regulatory approvals.
Magellan intends to use the proceeds from this transaction consistent with its stated capital allocation priorities.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.